UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 14, 2009

Analogic Corporation

(Exact name of registrant as specified in its charter)

Massachusetts	0-6715	04-2454372
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8 Centennial Drive, Peabody, Massachusetts		01960
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 978-326-4000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On October 14, 2009, Analogic Corporation (“we”, “us”, “our”) approved an annual incentive bonus plan for fiscal 2010 (the “FY10 AIP”). For our executive officers who are not business unit heads, the FY10 AIP is based on the achievement of revenue and non-GAAP earnings per share targets. For our one executive officer who is a business unit head, the FY10 AIP is based on the achievement of targets for non-GAAP earnings per share, his business unit’s direct profit, and his business unit’s revenue. Under the FY10 AIP, each of our executive officers has been assigned a target cash award and has the opportunity to earn a maximum of two times the target based on performance relative to the criteria described above. Any amounts earned for performance in excess of target will be paid 50% in cash and 50% in our common stock. Our non-GAAP earnings per share are based on GAAP earnings per share adjusted for certain items that management considers to be non-operating, non-recurring or of a non-cash nature, such as share-based compensation expense, asset impairment charges, and acquisition related expenses. No such item is used to calculate a non-GAAP measure without the approval of the Audit Committee of our Board of Directors. The fiscal 2009 AIP was based on the achievement of revenue and adjusted diluted earnings per share targets.

The target bonus under the FY10 AIP for James W. Green, our President and Chief Executive Officer, is 90% of his $490,522 base salary, or $441,470. The target bonus under the FY10 AIP for John J. Fry, our Vice President, General Counsel and Corporation Secretary is 45% of his $295,022 base salary, or $132,760. The target bonus under the FY10 AIP for Peter M. Howard, our Senior Vice President and General Manager of the OEM Medical Group, is 45% of his $277,447 base salary, or $124,851. The target bonus under the FY10 AIP for Michael L. Levitz, our Vice President, Chief Financial Officer, and Treasurer, is 45% of his $265,000 base salary, or $119,250. The target bonus under the FY10 AIP for Donald B. Melson, our Vice President – Corporate Controller is 35% of his $225,522 base salary, or $78,933.

On October 14, 2009, we also approved the principal terms of a long-term incentive plan (the “FY10 LTIP”). Under the FY10 LTIP, each of our executive officers will receive a long-term incentive award of performance contingent restricted common stock, which will vest based upon achievement of certain targets over the three year period ending July 31, 2012 with respect to our cumulative non-GAAP earnings per share and our relative total shareholder return (“TSR”). Achievement in whole or in part of each target will result in the vesting of up to one-half of the performance contingent restricted shares awarded, based on a pre-defined formulas. All shares earned based on achievement of the performance targets will cliff-vest as of July 31, 2012. Relative TSR will be calculated based on our TSR relative to the performance of the companies in a peer group identified by the Compensation Committee.

As of October 14, 2009, shares available under our 2007 Restricted Stock Plan were sufficient in number to allow us to grant only one-third of the approved target number of shares for each executive officer (including covering the possibility of the maximum two times target being earned with respect to the shares granted). Accordingly, one-third of the approved target number of shares was granted to each executive officer on October 14, 2009. The grant of the other two-thirds of the target number is contingent on our Board adopting a new equity-based compensation plan, and such awards would be granted subject to our stockholders approving the new plan at the Annual Meeting of Shareholders expected to be held in January 2010.

The table below summarizes the long-term incentive awards approved and actually granted to executive officers under the FY10 LTIP:

Name	Approved Performance Contingent Target Awards (in shares or stock units)*	Approved Performance Contingent Maximum Awards (in shares or stock units)*	Performance Contingent Target Awards (in shares) made on October 14, 2009	Performance Contingent Maximum Awards (in shares) made on October 14, 2009
James W. Green	21,137	42,274	7,046	14,091
John J. Fry	9,323	18,646	3,108	6,215
Peter M. Howard	7,970	15,940	2,657	5,313
Michael L. Levitz	7,613	15,226	2,538	5,075
Donald B. Melson	5,831	11,662	1,944	3,887

*	- Two-thirds of the approved amounts are subject to the conditions discussed above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Analogic Corporation

October 20, 2009	By:	/s/ BRUCE GARR
	Name:	Bruce Garr
	Title:	Assistant General Counsel and Assistant Secretary